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                                                                    EXHIBIT 99.2


                                                                   [TESORO LOGO]

FOR IMMEDIATE RELEASE

CONTACT:
         INVESTORS:
         JOHN ROBERTSON, DIRECTOR, INVESTOR RELATIONS, (210) 283-2687

         MEDIA:
         TARA FORD, DIRECTOR, PUBLIC RELATIONS, (210) 283-2676


                TESORO PETROLEUM TO LOWER PRODUCTION IN SEPTEMBER


         SAN ANTONIO - AUGUST 26, 2002 - Tesoro Petroleum Corporation (NYSE:TSO) today announced the company has reduced its refinery runs to about 85% of crude capacity. Expected crude throughput rates will range between 475,000 to 480,000 barrels per day for September and between 500,000 to 505,000 barrels per day for the third quarter.

         "The decrease in planned production levels is a direct result of poor market fundamentals driven by higher crude prices," said Bill Van Kleef, Executive Vice President and Chief Operating Officer. "Margins are currently below five-year lows and we will continue to evaluate the potential for further adjustments if fundamentals do not improve."

         Tesoro Petroleum Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products and provider of marine logistics services. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro's growing retail marketing system includes nearly 750 branded retail stations, of which over 290 are company owned under the Tesoro(R) and Mirastar(R) brands.